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                                                                   Exhibit 10.33

                         EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), is made by and between YELLOWBRIX, INC., a Delaware corporation, having its principal office at 66 Canal Center Plaza, Suite 700, Alexandria, Virginia 22314 (the "Company"), and Jace Wieser ("Executive").

        The parties hereto agree as follows:

 1.     Employment, Duties and Acceptance.

        (a) The Company hereby employs Executive for the Term (as defined below) and Executive agrees to be employed by and render services to the Company for the Term, as Senior Vice President of Engineering and to perform such duties commensurate with such office as he shall reasonably be directed by his direct supervisor to perform. Executive shall report directly to the Chief Executive Officer of the Company, or, such other person as may be designated from time to time by the Chief Executive Officer of the Company.

        (b) Executive agrees to devote his entire working business time, attention and energies to the performance of the business of the Company, and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which are contrary to the best interests of the Company, except those duties or pursuits specifically authorized by his direct supervisor and except those duties or pursuits on behalf of organizations that are unrelated to the Company's business, including without limitation organizations that are focused on charitable, educational, scientific, literary, community or family related matters.

        (c) The principal place of employment of Executive hereunder shall at all times be in the greater Washington, D.C. metropolitan area, or other locations mutually acceptable to Executive and the Company. Executive understands and agrees that he may be required to travel from time to time from the Company's current principal office in Alexandria, Virginia, to other locations for business reasons.

        (d) Executive hereby accepts such employment and agrees to render the services described above and abide by the terms of this Agreement.

 2.     Term of Employment.

        Subject to the terms and conditions of this Agreement, including Section 8 hereof, Executive's employment under this Agreement will be deemed to have commenced on November 1, 2000 (the "Commencement Date") and shall continue until his employment is terminated as set forth in Section 8 of this Agreement or ending on the third anniversary of the Commencement Date. The period of employment shall be referred to as the "Term." The Term shall automatically be renewed for an additional one-year period commencing on the second

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anniversary of the Commencement Date, unless either the Company or the Executive gives the other at least 60 days written notice prior to the expiration of the Term of its desire to terminate this Agreement.

 3.     Compensation and Benefits.

        (a) As compensation for services to be rendered under this Agreement, Company agrees to pay Executive during the Term a base salary at an annual rate of One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00) ("Base Salary"), to be paid on a semi-monthly basis. From time to time, the Executive Committee or the Board of Directors shall consider, in its sole and absolute discretion, any appropriate adjustments to Executive's Base Salary. Effective January 1, 2001, the Base Salary shall become One Hundred and Eighty Five Thousand and 00/100 Dollars ($185,000.00).

        (b) In addition to the Base Salary, Executive will be eligible to earn incentive bonus compensation (commencing with the Company's fiscal year ending December 31, 2000) of up to 75% of the Base Salary (the "Incentive Bonus"), subject to the terms and conditions of this paragraph. Within 30 days after the end of each fiscal year during the Term in which services are rendered hereunder, the Company will grant and pay Executive any earned Incentive Bonus. Each annual Incentive Bonus will be earned and payable based on the Company's fiscal year-end. Therefore, if the Commencement Date or Termination Date (as defined herein) of this Agreement occurs during the Company's fiscal year, the earned Incentive Bonus for the first and last years of the Term of this Agreement will be prorated based upon the number of days the Executive rendered services during such year. Executive shall be deemed to have earned all or a portion of his Incentive Bonus, if he achieves specific, written annual performance objectives developed and agreed upon by Executive and his direct supervisor after the Commencement Date and prior to the end of each fiscal year.

        (c) From time to time, the Executive Committee of the Company shall consider, in its sole and absolute discretion, the extent to which Executive shall be entitled to receive any additional bonus payments from the Company for services rendered under this Agreement, which bonus payments may consist of any combination of cash, securities, stock options or other consideration in amounts and subject to terms and conditions determined by the Executive Committee.

        (d) The Company shall pay or reimburse Executive for all reasonable and necessary travel, entertainment and other business expenses actually incurred or paid by him in the performance of services for the Company under this Agreement, upon presentation of expense statements or vouchers and such other supporting information as the Company may reasonably require of Executive in accordance with the expense reimbursement policy of the Company.

        (e) Executive shall be eligible to participate in any medical, dental, and vision insurance plans, short-term disability, long-term disability, and group life/accidental death and disability insurance coverage, employee benefit plans, and any other welfare benefit or "fringe" benefit plans currently offered by the Company to its executives and employees. The Company


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reserves the right to revise the coverage and benefits at any time and/or require employee contributions relating to such coverage or plans. The terms and conditions of any insurance coverage and benefits provided to or on behalf of the Company's employees shall be subject to terms and conditions and the policies and procedures set forth in the Company's Employee Handbook (incorporated herein by reference).

       (f) Executive shall be entitled to three weeks paid vacation per year (after six months of continuous employment), in accordance with the vacation policy of the Company as set forth in the Company's Employee Handbook. In addition, Executive shall be entitled to one week of sick leave per year, in accordance with the sick leave policy of the Company as set forth in the Company's Employee Handbook.

4.     Stock Options; Parachute Payments.

       (a) As additional compensation for services to be rendered under this Agreement, Executive is entitled to participate in the Company's Amended 1998 Stock Option Plan, as amended ("1998 Plan"), pursuant to which the Company has already granted Executive stock options to purchase 81,400 shares of common stock of the Company, par value $.001 per share ("Common Stock") at an exercise price of $.001. In addition, the Company has already granted Executive 424,014 stock options pursuant to the Company's 2000 Stock Option Plan, as amended (the "2000 Plan) at an exercise price of $3.18 per share. The foregoing options shall be subject to the terms and conditions of the 1998 Plan and 2000 Plan and stock option agreements previously executed by Executive and the Company. In addition, Executive will receive an additional grant of 250,000 stock options on January 2, 2001 at the then fair market value per share price with a vesting schedule to be agreed upon in the future by and between Executive and Company.

       (b) Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Executive with the Company or any subsidiary or Affiliate thereof, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to Executive (including groups or classes of beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Executive (a "Benefit Arrangement"), if Executive is a "disqualified individual," as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended, any option held by Executive and any right to receive any other option, payment, stock, stock appreciation right, or other benefit under this Agreement, the 1998 Plan or any Other Agreement or Benefit Arrangement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to Executive under this Agreement, the 1998 Plan or the 2000 Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by Executive from the Company under this Agreement, all


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Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, the 1998 Plan or the 2000 Plan, in conjunction with all other rights, payments, or benefits to or for Executive under any Other Agreement or any Benefit Arrangement would cause Executive to be considered to have received a Parachute Payment under this Agreement, the 1998 Plan or the 2000 Plan that would have the effect of decreasing the after-tax amount received by Executive as described in clause (ii) of the preceding sentence, then Executive shall have the right, in the Executive's sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to Executive under this Agreement, the 1998 Plan or the 2000 Plan be deemed to be a Parachute Payment.

5.     Confidentiality.

       (a) Executive shall not, while an employee of the Company, or for a period of four (4) years following termination of this Agreement, directly or indirectly, disclose or permit to be known, other than (i) as is reasonably required in the regular course of his duties, including disclosures to the Company's advisors and consultants, (ii) as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or (iii) with the prior written consent of the Company's Chief Financial Officer or the Chief Executive Officer, to any person, firm or corporation any confidential information relating to the Company's business or activities, which information is not in the public domain, or generally known in this industry, and, in either case, is a trade secret of the Company, in any form acquired by Executive during the course of, or as an incident to, his employment with the Company or any predecessor to the Company's business or the rendering of services hereunder, and relating to the Company, any subsidiaries or other Affiliates (as defined below) thereof, any client, investor, corporate partner or joint venturer of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by the Company, any subsidiaries or other Affiliates thereof or, to the knowledge of Executive, any of the other persons or entities listed above, or in which the Company, any subsidiaries or other Affiliates thereof or, to the knowledge of Executive, any of the other persons or entities listed above, has a beneficial interest. Such information may include, but shall not be limited to, business or legal affairs, business plans, financial statements, projections or forecasts, proprietary technology, research and development data, know-how, internally developed market studies and forecasts, Company competitive analyses, Company pricing policies, Company employee lists, Company personnel policies, contracts or the substance of agreements with Company customers, suppliers and others, Company customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any information which becomes publicly available, was generally known in the industry or was known to the recipient other than pursuant to a breach of this
Section 5 by Executive.

       (b) All information and documents embodying trade secrets of the Company and any subsidiaries or other Affiliates thereof as described above shall be the exclusive property of the Company, and, upon termination of Executive's employment with the Company, all

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documents, records, reports, writings and other similar documents containing confidential information, including copies thereof in written form or in any other for of media, then in Executive's possession or control shall be returned to and left with the Company.

6.     Noncompetition; Nonintervention

       (a) Executive shall not during the Term and for a one-year period after the Termination Date (the "Restricted Period"), directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with any business which is in direct competition with the Company in the Company's Field of Interest (as defined below) anywhere in the United States, so long as and to the extent that the loyal and complete fulfillment of the duties Executive would be required to undertake in such circumstances would call upon Executive to reveal, to make judgments on or otherwise to use Confidential Information of the Company to which Executive had access by reason of his employment by Company. Without limiting the foregoing, Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such company.

       (b) For purposes hereof, "direct competition" shall mean any business that is engaged in selling the same or substantially similar services or products as the Company is selling or has plans to sell during the Term of this Agreement.

       (c) During the Restricted Period, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization other than the Company, directly or indirectly solicit, endeavor to entice away from the Company or its Affiliates, or otherwise directly interfere with the relationship of the Company or its Affiliates, with any person who, to the actual knowledge of Executive, is employed by the Company or its Affiliates or who is, or was within the then most recent twelve-month period, a customer or client, of the Company, its predecessors or any of its Affiliates. The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 6 unless Executive's name is contained in such advertisements or solicitations.

7.     Injunction and Enforceability of Covenants.

       (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5, 6 or 9 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

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       (b)    If any of the covenants contained in Section 5, 6 or 9 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

       (c) If any of the covenants contained in Sections 5, 6 or 9 hereof, or any part thereof, is held to be unenforceable because of the scope or duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provision to the least extent possible to render them enforceable and, in its reduced form, such provision shall then be enforceable.

       (d) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5, 6 or 9 hereof upon the courts of any state within the geographical scope of such covenants having appropriate personal and subject matter jurisdiction over the parties. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such other covenants having appropriate personal and subject matter jurisdiction over the parties, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

8.     Termination of Employment.

       (a) The Company may terminate this Agreement upon written notice to Executive for any reason or if Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means: (i) the willful or continual neglect by Executive of his duties or obligations hereunder (other than breaches of the covenants set forth in Sections 5, 6 and 9 hereof which events are governed by clause (vi) below), provided that such neg1ect remains uncured for a period of fifteen (15) days after written notice describing the same is given to Executive, and provided further that isolated or insubstantial failures shall not constitute Cause hereunder; (ii) Executive's conviction (which is not subject to further appeal) of any felony or crime of moral turpitude or any crime or offense involving money or other property of the Company or any subsidiaries or other Affiliates thereof; (iii) Executive's performance of any act or failure to act which, if Executive were prosecuted and convicted therefore, would constitute a crime or offense either involving money or property of the Company or any subsidiaries or other Affiliates thereof or constituting a felony in the jurisdiction involved;
(iv) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any subsidiaries or other Affiliates thereof; (v) chronic alcoholism or the use of illegal drugs; (vi) the commission of an act that the Company in good faith belief believes constitutes sexual harassment; or (vii) any breach by Executive of the terms of Sections 5, 6 or 9 hereof, provided such breach continues uncured for ten (10) days after written notice of such breach is given by the Company to Executive. All determinations of Cause under subparagraphs (i), (iii), (iv), (v), (vi) and
(vii) of this Section 8(a)(1) shall be made by either the Chief Executive Officer or the Compensation Committee; or

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       (b)    Executive may terminate this Agreement upon written notice to the
Company for any reason or for Good Reason.

       (1) For purposes of this Agreement, the term "Good Reason" means: (i) Executive's resignation within thirty (30) days after his discovery of any material breach of this Agreement by the Company which is not cured within thirty (30) days after written notice thereof from Executive; (ii) a material diminution of Executive's responsibilities, title, authority or status not the result of the conduct of Executive which is not cured within thirty (30) days after written notice from Executive; (iii) Executive is required to change his primary work location from the Washington, D.C. metropolitan area; and (iv) the completion of a Change of Control Transaction where Executive suffers a material diminution of his responsibilities, title, authority and status not the result of the conduct of Executive after such Transaction as compared with the responsibilities, title, authority and status Executive had with the Company before such Transaction. Notwithstanding the foregoing, in no event shall Good Reason include the inability of Executive and the Company to agree on the applicable Incentive Bonus.

       (2) For purposes of this Agreement, a "Change of Control Transaction" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

              (A) the direct sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interests in the voting stock of the acquiring entity after such sale or exchange;

              (B) a merger or consolidation in which the Company is not the surviving corporation, other than a merger or consolidation with a wholly-owned subsidiary, reincorporation of the Company in a different jurisdiction from its current state of incorporation or other transaction in which there is no substantial change in the stock ownership of the Company;

              (C) a merger or consolidation in which the Company is the surviving corporation, where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the voting stock of the successor entity after such merger or consolidation;

              (D) the sale, exchange, or transfer of all or substantially all of the assets of the Company to an unrelated third party; or

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                 (E) a liquidation or dissolution of the Company, other than pursuant to bankruptcy or insolvency of the Company.

       (c) This Agreement shall immediately terminate upon the occurrence of any of the following:

             (1) Executive's death, provided, however, that Executive's legal representatives shall be entitled to receive Executive's salary through the last day of the month in which his death occurs; or

             (2) Executive's Disability, provided, however, that notwithstanding Executive's disability, the Company shall continue to pay Executive his Base Salary through the date on which Disability is finally determined. For purposes of this Agreement, "Disability" means a physical or mental condition which, for a continuous period of at least six (6) months has or will prevent Executive from performing his duties on a full-time basis and in a professional and consistent manner. Any dispute as to the Executive's Disability shall be referred to and resolved by a licensed physician selected and approved by the Company and the Executive.

       (d) If this Agreement is terminated by Executive without Good Reason, then the termination will be effective fourteen (14) days after the date of delivery of written notice of termination. If this Agreement is terminated by the Company without Cause or by Executive with Good Reason, then the termination will be effective fourteen (14) days after the date of delivery of written notice of termination. If this Agreement is terminated by the Company with Cause, termination will be effective as of the date of notice of termination. If this Agreement is terminated by the Company with Cause or by the Executive without Good Reason, then the Executive shall be entitled to receive his Base Salary and his fringe benefits and benefits hereunder only through the effective date of termination. If this Agreement is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall be entitled to receive (i) his Base Salary and his life insurance, medical insurance and disability insurance benefits, if any, for the lesser of one year or the remainder of the Term from the effective date of termination and (ii) his prorated Incentive Bonus and any other bonuses granted by the Company for the remainder of such calendar year (collectively, subsections (i) and (ii), the "Severance Payment"), with such Severance Payment payable over time in accordance with normal payroll and Company practices. If this Agreement is terminated due to death, then the Severance Payment will be continued through the next twelve month period following the month in which the Executive died. If this Agreement is terminated due to Disability, then the Severance Payment will be continued until the last day of the twelve month period following Disability; provided, however, that the Base Salary shall be reduced by the amount of any disability income payments made to Executive during such twelve month period from any insurance or other policies provided by the Company.

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term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including the rights and obligations arising under this Agreement) whether by operation of law or otherwise.

       (b) This Agreement and all rights under this Agreement are personal to Executive and shall not be assignable other than by will or the laws of intestacy. All of Executive's rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

16. General.

       (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, other than the choice of law provisions thereof.

       (b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; provided, however, that the terms and conditions of the Stock Option Agreement shall continue to remain in full force and effect. No representation, promise or inducement has been made by either party that is not embodied in this Agreement or the Stock Option Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

       (c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure or delay of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

       (d) Should any provision of this Agreement be held by an arbitration tribunal or court to be invalid or unenforceable, such invalid or unenforceable provision shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

       (e) The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

       (f) This Agreement may be signed in any number of counterparts and by facsimile, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts signed by the other party.

       (g) Sections 5, 6, 7, 9, 12, 13 and 16 will survive the termination of this Agreement.


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       IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement as of the day and year first above written.




                                    /s/ JACE WIESER
                                    -----------------------------------------
                                    Executive Signature
                                    Name:  Jace Wieser




                                    YellowBrix, Inc.




                                    By:    /s/ KEVIN S. LAPIDUS
                                           ----------------------------------
                                    Name:  Kevin S. Lapidus
                                    Title: Vice President and General Counsel





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